                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

SWMX, Inc.(formerly Soft Wave Media LLC):

We hereby consent to the incorporation by reference in the Registration
Statement on Form S-8 (No. 333-140112) of our report dated March 28, 2007, with respect to the consolidated financial statements and schedule of SWMX, Inc.
(formerly Soft Wave Media ,LLC), included in the Annual Report on Form 10-KSB for the year ended December 31, 2006.

Our report dated March 28, 2007 contains an explanatory paragraph that states:

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a significant net loss since its inception, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding this matter are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Amper, Politziner & Mattia, P.C.

New York, New York

March 28, 2007